Exhibit 21.1

                                SUBSIDIARIES

Interpool N.V.
Interpool B.V
Interpool (Hong Kong) Ltd.
Interpool (UK) Limited
CTC Container Trading (UK) Limited
CTC Equipment A.G.
Interpool (S) PTE LTD
Interpool Containers N.V.
Interpool Benelux B.V.
Interpool Containers Inc.
Interpool Finance Corp.
Interpool Funding Corp.